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                                                                    Exhibit 99.1


                               VELOCITA LETTERHEAD

                                   May 9, 2001

To: The Warrant Holders of Velocita Corp.

      Pursuant to Section 2.02(b) of the Warrant Agreement dated May 10, 2000 by and between the Company and United States Trust Company of New York (the "Warrant Agreement," capitalized terms used herein without definition having the meanings given to such terms in the Warrant Agreement), Velocita Corp. ("Velocita") (formerly known as PF.Net Communications, Inc.) is obligated to issue Warrants to acquire an additional 2,765,432 shares of Common Stock unless Velocita has completed a Qualified Issuance on or prior to the Second Contingent Warrant Issue Date. The "Second Contingent Warrant Issue Date" is defined as May 10, 2001, provided that such date shall be extended by 30 days if on such date the Company shall have either (1) filed a registration statement with the SEC, or (2) be engaged in negotiations with respect to a Strategic Equity Investment or Investments, and the Company shall in either case have a reasonable and good faith belief that such offering or Strategic Equity Investment or Investments will be consummated and will meet the requirements of a Qualified Issuance.

      On April 12, 2001, Velocita and PF.Net Corp., a wholly-owned subsidiary of Velocita ("PF.Net") received a commitment from Cisco Systems, Inc. ("Cisco") and its affiliate, Cisco Systems Capital Corporation ("Cisco Capital") pursuant to which Cisco and Cisco Capital would provide an aggregate of up to $485 million in financing to Velocita and PF.Net.

      The effectiveness of the financing commitment is subject to various conditions, including the approval of the lenders under Velocita's existing credit facility. Velocita is currently engaged in negotiations with such lenders, and has a reasonable and good faith belief that such financing will be consummated and will meet the requirements of a Qualified Issuance. Accordingly, Velocita hereby notifies you that the Second Contingent Warrant Issue Date has been extended by 30 days pursuant to the terms of the Warrant Agreement.




                                    By:  /s/ David Lerch
                                         -------------------------------
                                         Name:  David Lerch
                                         Title: Assistant Treasurer